Exhibit 99.1

For Immediate Release	Contact:

David Portnoy
Chairman and Co-Chief Executive Officer
Cryo-Cell International, Inc.
813-749-2100
dportnoy@cryo-cell.com

CRYO-CELL REPORTS FISCAL SECOND QUARTER 2015 FINANCIAL RESULTS

OLDSMAR, Fla. – July 16, 2015 – Cryo-Cell International, Inc. (the “Company”) (OTC:QB Markets Group Symbol: CCEL), the world’s first private cord blood bank to separate and store stem cells in 1992, announced results for the second fiscal quarter ended May 31, 2015.

Financial Results

Revenue

Consolidated revenues for the second quarter of fiscal 2015 were approximately $5.0 million compared to approximately $4.9 million for the second quarter of fiscal 2014. The revenues for the second quarter of fiscal 2015 consisted of approximately $4.8 million in processing and storage fee revenue and approximately $169,000 in licensee and royalty income compared to approximately $4.7 million in processing and storage fee revenue and approximately $169,000 in licensee and royalty income for the second quarter of fiscal 2014. The increase in processing and storage fee revenue is primarily attributable to a 10% increase in recurring annual storage fee revenue which is due to the continuing increase in the Company’s client base.

Net Income

The Company reported net income for the three months ended May 31, 2015 of approximately $210,000, or $0.02 per basic and diluted share, compared to net income of approximately $216,000, or $0.02 per basic and diluted share for the three months ended May 31, 2014. For the three months ended May 31, 2015, there was a 2% increase in revenues and an 8% decrease in cost of sales, partially offset by an 8% increase in selling, general and administrative expenses. Selling, general and administrative expenses are primarily comprised of selling and marketing expenses, salaries and wages for personnel and professional fees.

Cash and Cash Equivalents

At May 31, 2015, the Company had cash and cash equivalents of approximately $3.9 million. The Company’s cash increased by approximately $635,000 during the first six months of fiscal 2015, primarily as a result of approximately $1,800,000 of cash provided by operations offset by approximately $244,000 of cash used to purchase property and equipment and marketable securities and approximately $952,000 used for stock repurchases. As of May 31, 2015, the Company had no long-term indebtedness.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries trust Cryo-Cell to preserve their family members’ stem cells. Cryo-Cell’s mission is to provide clients with state-of-the-art stem cell cryopreservation services and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and is licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell is also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 9001:2008 certified by BSI, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.